Free Writing Prospectus
Filed Pursuant to Rule 433
File No. 333-155884
November 30, 2010
APACHE CORPORATION
PRICING TERM SHEET
$500,000,000 3.625% Notes due 2021
$500,000,000 5.250% Notes due 2042

Issuer:	Apache Corporation
Ratings*:	A3/A-/A- (Stable/Stable/Negative)(Moody’s/S&P/Fitch)
Format:	SEC Registered
Trade Date:	November 30, 2010
Settlement Date:	T+3; December 3, 2010
Security Description:	3.625% Notes due 2021	5.250% Notes due 2042

Principal Amount:	$500,000,000	$500,000,000

CUSIP / ISIN:	037411AX3 /	037411AY1 /
	US037411AX30	US037411AY13

Maturity:	February 1, 2021	February 1, 2042

Public Offering Price:	98.970% of principal amount	98.313% of principal amount

Proceeds to the Issuer, Before Expenses	$494,850,000	$491,565,000

Coupon:	3.625% per year (payable	5.250% per year (payable
	semi-annually)	semi-annually)

Interest Payment Dates:	February 1 and August 1,	February 1 and August 1,
	commencing August 1, 2011	commencing August 1, 2011

Benchmark Treasury:	2.625% due November 15, 2020	3.875% due August 15, 2040

Benchmark Treasury Yield:	2.797%	4.111%

Spread to Benchmark Treasury:	+95 basis points	+125 basis points

Yield to Maturity:	3.747%	5.361%

Redemption Provisions:	The 2021 Notes and the 2042 Notes will be redeemable, at the option of Apache Corporation, at any time, in whole or in part.

If the 2042 Notes are redeemed before the date that is six
months prior to their maturity date or if the 2021 Notes
are redeemed before the date that is three months prior to
their maturity date, the notes of the applicable series may
be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount; or

(ii) the sum of the present values of the remaining
     scheduled payments of principal and interest thereon
     discounted to the date of redemption, on a semi-annual
     basis, at the treasury rate plus 15 basis points in the
     case of the 2021 Notes and 20 basis points in the case of
the 2042 Notes;

plus, in each case, accrued and unpaid interest to the date of redemption.

If the 2042 Notes are redeemed on or after the date that is
six months prior to their maturity date or if the 2021
Notes are redeemed on or after the date that is three
months prior to their maturity date, the notes of the
applicable series may be redeemed at a redemption price
equal to 100% of the principal amount of the notes to be
redeemed.

Denominations:	$2,000 and integral multiples of $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBS Securities Inc.
2021 Notes:
BMO Capital Markets Corp.
Morgan Stanley & Co. Incorporated
Standard Chartered Bank
2042 Notes:
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
UBS Securities LLC

Co-Managers:	2021 Notes: BBVA Securities Inc. Credit Agricole Securities (USA) Inc. Natixis Securities North America Inc. 2042 Notes: ANZ Securities, Inc. Fifth Third Securities, Inc. Scotia Capital (USA) Inc.

*	Note: A security rating is not a recommendation to buy, sell or hold securities, it may be revised or withdrawn at any time by the assigning rating organization, and each rating presented should be evaluated independently of any other rating.
The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, or RBS Securities Inc. at 1-866-884-2071.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.